                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------

                               3RD QUARTER RESULTS
                               --------------------

    Clifton, New Jersey - February 1, 2007 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank, S.L.A. (the "Bank"), today announced the results of its operations for the three and nine months ended December 31, 2006. Net income was $559,000 for the three months ended December 31, 2006, an increase of $275,000, or 96.8%, as compared to $284,000 for the three months ended December 31, 2005. Net income increased for the period as a result of a decrease in non-interest expense, partially offset by a decrease in the Company's net interest margin and spread. Net income was $2.02 million for the nine months ended December 31, 2006, a decrease of $770,000, or 27.6%, as compared to $2.79 million for the nine months ended December 31, 2005. Net income decreased primarily due to the continuing effects of the flat yield curve on the Company's net interest margin and spread. Both basic and diluted earnings per common share were $0.02 for the three months ended December 31, 2006, as compared to $0.01 for the three months ended December 30, 2005, and $0.07 for the nine months ended December 31, 2006, as compared to $0.10 for the nine months ended December 31, 2005. Cash dividends paid per common share were $0.05 during both the three months ended December 31, 2006 and 2005, and $0.15 during both the nine months ended December 31, 2006 and 2005.

     Net interest income decreased $360,000, or 8.6%, for the three months ended December 31, 2006, to $3.82 million as compared to $4.18 million for three months ended December 31, 2005, reflecting a 10 basis point decrease in the net interest margin coupled with a decrease of $6.6 million in average net interest-earning assets. Average interest-earning assets decreased $32.5 million, or 3.9%, which consisted of decreases of $47.8 million in mortgage-backed securities and $29.6 million in investment securities, partially offset by increases of $27.5 million in loans, and $17.4 million in other interest-earning assets. Loans and other interest-earning assets increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into higher yielding assets. Average interest-bearing liabilities decreased $25.9 million, or 4.1%, which consisted of a decrease of $9.0 million in interest-bearing deposits coupled with a decrease of $16.9 million in borrowings. Net interest margin decreased to 1.93% for the quarter ended December 31, 2006, from 2.03% for the quarter ended December 31, 2005. The net interest rate spread decreased 27 basis points to 1.10%, as the 54 basis point increase to 4.81% in the average yield earned on interest-earning assets was not sufficient to offset the 81 basis point increase to 3.71% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the quarter ended December 31, 2006.

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     Net interest income decreased $1.24 million, or 9.2%, for the nine months ended December 31, 2006, to $12.20 million as compared to $13.44 million for nine months ended December 31, 2005, reflecting a decrease of $7.4 million in average net interest-earning assets coupled with a 14 basis point decrease in the net interest margin. Average interest-earning assets decreased $25.4 million, or 3.1%, which consisted of decreases of $54.1 million in mortgage-backed securities and $10.8 million in investment securities, partially offset by increases of $36.0 million in loans and $3.5 million in other interest-earning assets. Loans and other interest-earning assets increased primarily due to the redeployment of repayments of mortgage-backed securities and investment securities into higher yielding assets. Average interest-bearing liabilities decreased $18.0 million, or 2.8%, which consisted of decreases of $1.0 million in interest-bearing deposits and $17.0 million in borrowed funds. Net interest margin decreased to 2.03% for the nine months ended December 31, 2006, from 2.17% for the nine months ended December 31, 2005. The net interest rate spread decreased 30 basis points to 1.25%, as the 43 basis point increase to 4.68% in the average yield earned on interest-earning assets was not sufficient to offset the 73 basis point increase to 3.43% in the average rate paid on interest-bearing liabilities. These increases in yields and costs reflect an increase in the short term interest rate environment that the Company continued to experience during the nine months ended December 31, 2006.

     The provision for loan losses recorded during the three months ended December 31, 2006 and 2005 remained constant at $10,000, while the provision recorded during the nine months ended December 31, 2006 decreased $80,000, or 50.0%, to $80,000 from $160,000 for the same period in 2005. The larger provision in the prior nine month period was the result of a larger increase in the loan portfolio during that period. The gross loan portfolio increased $19.5 million, or 4.6 %, from $405.4 million at March 31, 2006 to $424.9 million at December 31, 2006. The previous year's nine month increase in the gross loan portfolio was $47.1 million, or 13.3%. The majority of the increase for the nine months ended December 31, 2006 was in one-to-four-family residential real estate loans, which increased $14.0 million, or 3.7%, and second mortgage loans, which increased $4.9 million, or 64.1%, for the period. Non-performing loans increased from $10,000 at March 31, 2006 to $47,000 at December 31, 2006. At the end of both periods, non-performing loans consisted of two one- to four-family residential real estate loans. The percentage of non-performing loans to total loans has been consistently low, remaining at or under 0.01% to total gross loans at both period ends.

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     Non-interest expense decreased $870,000 or 22.6%, to $2.98 million for the three months ended December 31, 2006 as compared to $3.85 million for the three months ended December 31, 2005. Non-interest expense decreased over the period primarily as a result of a $494,000, or 22.0%, decrease in salaries and employee benefits, a $240,000, or 45.1%, decrease in directors' compensation, and an $86,000, or 21.4%, decrease in miscellaneous expenses. These decreases in salaries and employee benefits and directors' compensation were largely due to the granting of stock awards to employees and directors in December 2005, of which the expense relating to the immediate vesting of 20% was recorded in December 2005. The expense of these awards recorded during the quarter ended December 31, 2005 totaled $898,000 for employees and $398,000 for outside directors, while the expense of these awards for the quarter ended December 31, 2006 totaled $206,000 for employees and $92,000 for outside directors. The decrease in miscellaneous expenses was mainly attributable to the prior period expensing of previously capitalized costs relating to potential branch sites.

     Non-interest expense increased $20,000 or 0.22%, to $9.11 million for the nine months ended December 31, 2006 as compared to $9.09 million for the nine months ended December 31, 2005. The most significant changes in non-interest expenses over the period were a $273,000, or 5.4%, increase in salaries and employee benefits, and a $95,000, or 12.0%, increase in directors' compensation, offset by a $256,000, or 20.1% decrease in miscellaneous expenses. The increases in salaries and employee benefits and directors' compensation were largely due to the granting of stock options and awards to employees and directors in 2005. The expense of these options and awards for the nine months ended December 31, 2006 as compared to 2005 totaled $1.01 million and $898,000, respectively, for employees, and $449,000 and $398,000, respectively, for outside directors. The decrease in miscellaneous expenses was mainly attributable to the prior period expensing of previously capitalized costs relating to potential branch sites.

     The Company's total assets decreased $18.0 million, or 2.2%, to $816.9 million as of December 31, 2006, from $834.9 million as of March 31, 2006. Net loans increased $20.8 million, or 5.2%, to $424.5 million at December 31, 2006 from $403.7 million at March 31, 2006, primarily due to strong origination volume, which more than offset repayment levels. Securities, including both available for sale and held to maturity issues, decreased $72.9 million, or 18.8%, to $315.0 million at December 31, 2006, from $387.9 million at March 31, 2006, as funds received from repayments were redeployed into higher yielding cash equivalents and loans. Cash and cash equivalents increased by $35.7 million, or 158.0%, to $58.3 million at December 31, 2006, as compared to $22.6 million at March 31, 2006, as repayments of securities were redeployed into higher yielding cash equivalents.

     Total liabilities decreased $10.4 million, or 1.6%, to $626.7 million at December 31, 2006 from $637.1 million at March 31, 2006. Deposits increased $600,000, or 0.1%, from $572.0 million as of March 31, 2006 to $572.6 million at December 31, 2006, which was more than offset by a decrease of $11.7 million, or 20.2% in borrowed funds, which had a balance of $46.2 million at December 31, 2006 as compared to $57.9 million at March 31, 2006. There were no short-term borrowed funds outstanding at December 31, 2006, as $13.0 million in these borrowed funds were originated and repaid during the period, while $11.7 million of long-term borrowings were repaid in accordance with their original terms.

     Total stockholders' equity decreased $7.4 million, or 3.7%, to $190.3 million at December 31, 2006 from $197.7 million at March 31, 2006. The decrease resulted primarily from the repurchase of 958,500 shares of Company common stock for $10.66 million and cash dividends paid of $1.81 million, partially offset by net income of $2.02 million, a net decrease in unrealized losses of $709,000 on the available for sale securities portfolios, ESOP shares committed to be released of $610,000, and $1.59 million for stock options and awards earned under the 2005 Equity Incentive Plan and related tax benefits.

     The Company is the holding company of the Bank, a New Jersey chartered savings and loan association headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

     This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                      AT DECEMBER 31,   AT MARCH 31,
                                      ---------------   ------------
                                           2006            2006        % CHANGE
                                      ---------------   ------------  ---------
                                               (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                              $816,940       $834,880       -2.15%
Loans receivable, net                      424,460        403,682        5.15%
Cash and cash equivalents                   58,318         22,623      157.78%
Securities                                 314,999        387,850      -18.78%
Deposits                                   572,569        571,962        0.11%
Borrowed funds                              46,242         57,874      -20.10%
Total equity                               190,261        197,748       -3.79%



                                                 NINE MONTHS
                                              ENDED DECEMBER 31,
                                      ------------------------------
                                           2006            2006        % CHANGE
                                      ---------------   ------------  ---------
                                               (Dollars in thousands)
OPERATING DATA:
Interest income                            $28,107        $26,316        6.81%
Interest expense                            15,904         12,873       23.55%
                                           -------        -------
Net interest income                         12,203         13,443       -9.22%
Provision for loan losses                       80            160      -50.00%
                                           -------        -------
Net interest income after
   provision for loan losses                12,123         13,283       -8.73%
Noninterest income                             188            200       -6.00%
Noninterest expense                          9,107          9,092        0.16%
                                           -------        -------
Earnings before income taxes                 3,204          4,391      -27.03%
Total income taxes                           1,186          1,606      -26.15%
                                           -------        -------
Net earnings                                $2,018        $ 2,785      -27.54%
                                           =======        =======



                                                 THREE MONTHS
                                              ENDED DECEMBER 31,
                                      ------------------------------
                                           2006            2006        % CHANGE
                                      ---------------   ------------  ---------
                                               (Dollars in thousands)
OPERATING DATA:
Interest income                             $9,513        $8,804         8.05%
Interest expense                             5,688         4,623        23.04%
                                           -------        -------
Net interest income                          3,825         4,181        -8.51%
Provision for loan losses                       10            10         0.00%
                                           -------        -------
Net interest income after
   provision for loan losses                 3,815         4,171        -8.54%
Noninterest income                              54            60       -10.00%
Noninterest expense                          2,985         3,846       -22.39%
                                           -------        -------
Earnings before income taxes                   884           385       129.61%
Total income taxes                             325           101       221.78%
                                           -------        -------
Net earnings                                  $559         $ 284        96.83%
                                           =======        =======


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
                                                    AT OR FOR THE NINE        AT OR FOR THE THREE
                                                       MONTHS ENDED              MONTHS ENDED
                                                       DECEMBER 31,              DECEMBER 31,
                                                    ------------------        -------------------
                                                     2006        2005          2006         2005
                                                     ----        ----          ----         ----
PERFORMANCE RATIOS (1):
Return on average assets                             0.33%       0.44%         0.27%        0.13%
Return on average equity                             1.39%       1.85%         1.16%        0.57%
Interest rate spread (2)                             1.25%       1.55%         1.10%        1.37%
Net interest margin (3)                              2.03%       2.17%         1.93%        2.03%
Noninterest expense to average assets                1.48%       1.43%         1.47%        1.82%
Efficiency ratio (4)                                73.50%      66.64%        76.97%       90.69%
Average interest-earning assets to
   average interest-bearing liabilities              1.29 x      1.30 x        1.29 x       1.29 x
Average equity to average assets                    23.58%      23.76%        23.59%       23.46%
Basic/diluted earnings per share                    $0.07       $0.10         $0.02        $0.01
Cash dividends paid per common share                $0.15       $0.15         $0.05        $0.05
Dividend payout ratio                               89.84%      66.86%       106.26%      211.97%

CAPITAL RATIOS (BANK ONLY):
Tangible capital                                    17.70%      17.16%        17.70%       17.16%
Core capital                                        17.75%      17.21%        17.75%       17.21%
Risk-based capital                                  46.47%      46.76%        46.47%       46.76%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans                                 0.32%       0.31%         0.32%        0.31%
Allowance for loan losses as a percent of
   nonperforming loans                            2851.06%    3073.17%      2851.06%     3073.17%
Net charge-offs to average outstanding
   loans during the period                           0.00%       0.00%         0.00%        0.00%
Nonperforming loans as a percent of
   total loans                                       0.01%       0.01%         0.01%        0.01%
Nonperforming assets as a percent of
   total assets                                      0.01%       0.00%         0.01%        0.00%

OTHER DATA:
Number of:
   Real estate loans outstanding                    2,312       2,256         2,312        2,256
   Deposit accounts                                34,793      35,723        34,793       35,723
   Full service customer service facilities            10          10            10           10


--------------------
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.